Exhibit 99.1

NEWS RELEASE

Contact: Matthew Kohnke, CFO, mkohnke@dormanproducts.com, (215) 997-1800. Visit our website at www.dormanproducts.com

Dorman Products, Inc. Announces the Appointment of

G. Michael Stakias to its Board of Directors

COLMAR, PENNSYLVANIA (September 4, 2015) – Dorman Products, Inc. (NASDAQ:DORM) today announced that G. Michael Stakias, 65, has been appointed to the Company’s Board of Directors. Mr. Stakias will serve as a director of the Company until the expiration of his term on the date of the Company’s annual meeting of shareholders in 2016 and until his successor is selected and qualified, except in the event of his earlier death, resignation or removal.

Mr. Stakias currently serves as President and Chief Executive Officer of Liberty Partners, a New York-based private equity investment firm. From 1980 to 1998, Mr. Stakias was a partner at Blank Rome LLP, Philadelphia, PA. His practice focused on the areas of corporate securities, mergers and acquisitions, private equity, and public and emerging growth companies. Prior to joining Blank Rome in 1980, Mr. Stakias served as Senior Attorney, Division of Corporation Finance, at the Securities & Exchange Commission, Washington, DC. Mr. Stakias currently serves on the Board of Directors of STV Group, Incorporated, a privately held architectural and engineering company. Mr. Stakias also serves on the Board of Directors of Concorde Career Colleges, Inc., Henley-Putnam University, and on the Board of Trustees of the College of William & Mary - Raymond A. Mason School of Business in Williamsburg, VA. Mr. Stakias holds an LL.M. from New York University School of Law, a JD, Cum Laude, from Thomas M. Cooley Law School, and a BA in Government from the College of William and Mary.

Mr. Steven Berman, the Company’s Chairman and Chief Executive Officer, said: “We are pleased to welcome Mike to our Board of Directors. Mike brings considerable experience in a broad range of businesses and has a proven track record of developing and implementing strategic programs for long term growth. The strategic thinking Mike brings to our board will be instrumental in shaping our future plans.”

Mr. Stakias said: “I am very pleased to be joining the board of such an extraordinary company with a strong position in the marketplace. I look forward to working with Steven, his talented management team and the other board members as the Company works to achieve its long term growth plans.”

Dorman Products, Inc. is a leading supplier of Dealer “Exclusive” automotive replacement parts, automotive hardware, brake products, and household hardware to the Automotive Aftermarket and Mass Merchandise markets. Dorman products are marketed under the Dorman®, OE Solutions™, HELP!®, AutoGrade™, First Stop™, Conduct-Tite®, TECHoice™, Dorman® Hybrid Drive Batteries and Dorman HD Solutions™ brand names.